SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               _________________

                                 SCHEDULE 13G
                                (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN THE STATEMENTS FILED PURSUANT TO
           RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)


                           Metrocall Holdings, Inc.
                        --------------------------------
                               (Name of Issuer)


                                 Common Stock
                     -------------------------------------
                        (Title of Class of Securities)


                                   59164X105
                    --------------------------------------
                                (CUSIP Number)


                               November 22, 2002
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                  Page 1 of 9




CUSIP No.  59164X105             13G

-------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          Aspen Partners (a series of Aspen Capital  Partners, L.P.)

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

-------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          [ ] (a)
          [x] (b)

-------------------------------------------------------------------------------
    3     SEC USE ONLY

-------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

-------------------------------------------------------------------------------
          NUMBER OF              5     SOLE VOTING POWER
           SHARES                      0
        BENEFICIALLY             ----------------------------------------------
          OWNED BY
            EACH                 6     SHARED VOTING POWER
          REPORTING                    83,835
           PERSON                ----------------------------------------------
            WITH
                                 7     SOLE DISPOSITIVE POWER
                                       0
                                 ----------------------------------------------

                                 8     SHARED DISPOSITIVE POWER
                                       83,835
-------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          83,835

-------------------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [  ]

-------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  8.5%

-------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON
          PN

-------------------------------------------------------------------------------




CUSIP No.  59164X105                                   13G

-------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          Aspen Capital LLC

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

-------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          [ ] (a)
          [x] (b)

-------------------------------------------------------------------------------
    3     SEC USE ONLY

-------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

-------------------------------------------------------------------------------
          NUMBER OF              5     SOLE VOTING POWER
           SHARES                      0
        BENEFICIALLY             ----------------------------------------------
          OWNED BY               6     SHARED VOTING POWER
            EACH                       83,835
          REPORTING              ----------------------------------------------
           PERSON
            WITH                 7     SOLE DISPOSITIVE POWER
                                       0
                                 ----------------------------------------------

                                 8     SHARED DISPOSITIVE POWER
                                       83,835

-------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          83,835

-------------------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [  ]

-------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  8.5%

-------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON
          00

-------------------------------------------------------------------------------




CUSIP No. 59164X105                                    13G

-------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          Aspen Advisors LLC
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

-------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          [ ] (a)
          [x] (b)
-------------------------------------------------------------------------------
    3     SEC USE ONLY

-------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

-------------------------------------------------------------------------------
          NUMBER OF              5     SOLE VOTING POWER
           SHARES                      0
        BENEFICIALLY             ----------------------------------------------
          OWNED BY
            EACH                 6     SHARED VOTING POWER
          REPORTING                    103,529
           PERSON                ----------------------------------------------
            WITH                 7     SOLE DISPOSITIVE POWER
                                       0
                                 ----------------------------------------------
                                 8     SHARED DISPOSITIVE POWER
                                       103,529

-------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          103,529

-------------------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [  ]

-------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.4%

-------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON
          00

-------------------------------------------------------------------------------





CUSIP No. 59164X105                13G

-------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          Nikos Hecht
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

-------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          [ ] (a)
          [x] (b)

-------------------------------------------------------------------------------
    3     SEC USE ONLY

-------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S. Citizen

-------------------------------------------------------------------------------
          NUMBER OF              5     SOLE VOTING POWER
           SHARES                      0
        BENEFICIALLY             ----------------------------------------------
          OWNED BY               6     SHARED VOTING POWER
            EACH                       103,529
          REPORTING
           PERSON                ----------------------------------------------
            WITH                 7     SOLE DISPOSITIVE POWER
                                       0

                                 ----------------------------------------------
                                 8     SHARED DISPOSITIVE POWER
                                       103,529
-------------------------------------------------------------------------------

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          103,529

-------------------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [  ]

-------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  10.4%

-------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON
          IN

-------------------------------------------------------------------------------





Item 1(a).     Name of Issuer.

               Metrocall Holdings, Inc. (the "Issuer")

Item 1(b).     Address of Issuer's Principal Executive Offices.

               6677 Richmond Highway, Alexandria, Virginia  22306

Item 2(a).     Name of Person Filing.

               1. Aspen Partners, a series of Aspen Capital Partners, L.P. (the "Partnership")

               2.  Aspen Capital LLC, its General Partner (the "General
                   Partner")

               3. Aspen Advisors LLC, investment adviser to Aspen Partners & others, including two managed accounts holding securities of the issuer (the "Adviser")

               4. Nikos Hecht, Managing Member of the General Partner and the Adviser

Item 2(b). Address of Principal Business Office or, if None, Residence. c/o Aspen Advisors LLC
               152 W. 57th Street, 46th Floor
               New York, NY 10019

Item 2(c).     Citizenship.

               The Partnership, General Partner and Adviser: Organized in Delaware Nikos Hecht: U.S. citizen

Item 2(d).     Title of Class of Securities.

               Common Stock

Item 2(e).     CUSIP Number.

               59164X105

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:


               (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

               (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

               (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

               (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

               (e) [ ] An investment adviser in accordance with ss.ss.240.13d-1(b)(1)(ii)(E);

               (f) [ ] An employee benefit plan or endowment fund in accordance with ss.ss.240.13d-1(b)(1)(ii)(F);

               (g) [ ] A parent holding company or control person in accordance with ss.ss. 240.13d-1(b)(1)(ii)(G);

               (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

               (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

               (j)      [ ] Group, in accordance with
                        ss.ss.240.13d-1(b)(1)(ii)(J).


Item 4.        Ownership.

               On November 22, 2002, pursuant to a plan of reorganization, the Issuer exchanged certain of its unsecured notes held by Aspen Partners and two of the Adviser's managed accounts, for newly issued common stock (the "Common Stock") and preferred stock of the reorganized operating entity.

               The Partnership directly owns 83,835 shares of the Common Stock of the Issuer. The General Partner, is deemed to beneficially own 83,835 shares of the Common Stock, and the Adviser and Nikos Hecht are each deemed to beneficially own 103,529 shares of the Common Stock. As of November 22, 2003, there were 991,398 shares of Common Stock outstanding. Currently, there are 991,809 shares of the Common Stock outstanding. Thus, the Partnership's ownership percentage of the Common Stock since November 22, 2002 has been 8.5%. The General Partner is deemed to beneficially own an 8.5% interest in the Common Stock, and the Adviser and Nikos Hecht are each deemed to own a 10.4% interest in the Common Stock. The Partnership, the General Partner, the Adviser and Nikos Hecht each share the power to vote and the power to dispose of 83,835 shares of the Common Stock directly held by the Partnership. The Adviser and Nikos Hecht share the power to vote and the power to dispose of an additional 19,694 shares of Common Stock. Thus, the Advisor and Nikos Hecht share the power to vote and power to dispose of 103,529 shares of Common Stock.

Item 5.        Ownership of Five Percent or Less of a Class.

               Not applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               The Adviser manages investments for several institutional investors and private investment funds, none of whom beneficially owns more than 5% of the Common Stock, except Aspen Partners.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not applicable.

Item 8.        Identification and Classification of Members of the Group.

               Not applicable.

Item 9.        Notice of Dissolution of Group.

               Not applicable.

Item 10.       Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  April 30, 2003

                                          ASPEN PARTNERS, A SERIES OF ASPEN
                                          CAPITAL PARTNERS, L.P.
                                          By: Aspen Capital LLC, General Partner


                                          By: /s/ Nikos Hecht
                                              ---------------------------------
                                              Nikos Hecht
                                              Title:  Managing Member


                                          ASPEN CAPITAL LLC


                                          By: /s/ Nikos Hecht
                                              ---------------------------------
                                              Nikos Hecht
                                              Title:  Managing Member


                                          ASPEN ADVISORS LLC


                                          By: /s/ Nikos Hecht
                                              ---------------------------------
                                              Nikos Hecht
                                              Title:  Managing Member


                                          NIKOS HECHT


                                          By: /s/ Nikos Hecht
                                             ----------------------------------
                                             Nikos Hecht